Exhibit 99.1

Marlin Business Services Corp. Submits Application for Industrial Bank

          MOUNT LAUREL, N.J., Oct. 21 /PRNewswire-FirstCall/ -- Marlin Business Services Corp. (Nasdaq: MRLN), a nationwide provider of equipment leasing solutions, announced today that it recently submitted an application for an Industrial Bank Charter with the FDIC and the State of Utah Department of Financial Institutions.  Marlin Business Bank anticipates the regulatory review and approval process will take approximately six to nine months.

           “The formation of Marlin Business Bank is an important strategic initiative that should allow us to further grow our assets, expand our funding sources and lower our cost of borrowing,” said Daniel P. Dyer, Chairman and CEO of Marlin Business Services Corp.

          About Marlin Business Services Corp.
          Marlin Business Services Corp. is a nationwide provider of equipment leasing solutions primarily to small businesses.  The company’s principal operating subsidiary, Marlin Leasing Corporation, finances over 60 equipment categories in a segment of the market generally referred to as “small-ticket” leasing  (i.e. transactions less than $250,000).  The company was founded in 1997 and completed its initial public offering of common stock November 12, 2003.  In addition to Mount Laurel, NJ, Marlin also has regional offices in or near Atlanta, Chicago, Denver and Philadelphia.  For more information, visit http://www.marlincorp.com or call toll free at (888) 479-9111.

SOURCE  Marlin Business Services Corp.
           -0-                                                 10/21/2005
           /CONTACT:  Bruce E. Sickel, CFO, Marlin Business Services Corp., +1-888-479-9111 ext. 4108 /
           /Web site:  http://www.marlincorp.com /
           (MRLN)